Exhibit 99.1

Walter Energy, Inc. P.O. Box 20608 Tampa, Florida 33622-0608 www.walterenergy.com

FOR IMMEDIATE RELEASE	Press Release

Sept. 9, 2009

Investor Contact: Mark H. Tubb

Vice President - Investor Relations

813.871.4027

mtubb@walterenergy.com

Media Contact: Michael A. Monahan

Director - Corporate Communications

813.871.4132

mmonahan@walterenergy.com

Board of Directors Appoints Victor Patrick Chief Executive Officer of Walter Energy

George Richmond Named President and Chief Operating Officer

Company to Relocate Headquarters to Alabama

TAMPA, Fla.—(BUSINESS WIRE)—Sep. 9, 2009— Walter Energy (NYSE:WLT), a leading U.S. producer and exporter of premium coking coal for the global steel industry, announced today that its Board of Directors has named Victor P. Patrick Chief Executive Officer. Patrick most recently served as Vice Chairman, Chief Financial Officer and General Counsel. George R. Richmond has been named President and Chief Operating Officer for Walter Energy and will continue to lead the Company’s operating units. Richmond had previously served as CEO of the Company’s Jim Walter Resources subsidiary.

“Vic has done an outstanding job leading Walter Energy through its transformation process and has been instrumental in the development of the Company’s strategy going forward,” said Walter Energy Chairman Michael T. Tokarz, who will continue in his role as non-executive chairman of the Company. “George has also played a vital role in developing and executing the Company’s growth strategy, including our recent metallurgical coal expansion initiatives. I’m delighted that Vic and George will continue leading Walter Energy’s efforts to grow and maximize value for our shareholders,” Tokarz said.

Patrick has been with the Company since 2002, first serving as Senior Vice President, General Counsel and Secretary. He joined the board of directors in December 2006 and was named Chief Financial Officer in February 2008. Prior to joining Walter Industries, Patrick served as Deputy General Counsel and Secretary of Honeywell International, Inc.

Richmond joined the Company in 1978 and held various positions at Jim Walter Resources prior to becoming President and Chief Operating Officer of Jim Walter Resources in 1997. Richmond was named Chief Executive Officer of Jim Walter Resources in February 2006 and has also been a director of the Company since December 2006.

The Company has initiated a search for a chief financial officer. Patrick will continue to act as CFO until this position is filled.

The Company also announced that it expects to relocate its corporate headquarters to the Birmingham, Ala. area. Management is currently evaluating site locations and is expected to open the new office in the first half of 2010.

“I’m looking forward to leading the Company as we continue executing our strategy and as we strive to continue generating value for our shareholders,” said Walter Energy Chief Executive Officer Victor P. Patrick. “I’m also delighted at the prospects of having the full team in one location, facilitating our ability to work even more effectively together,” Patrick added.

About Walter Energy

Walter Energy is a leading U.S. producer and exporter of premium metallurgical coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has revenues of approximately $1.2 billion and employs approximately 2,100 people. For more information about Walter Energy, please visit the Company Web site at www.walterenergy.com.